Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax www.sheppardmullin.com

June 23, 2025

VIA ELECTRONIC MAIL ONLY

TriSalus Life Sciences, Inc.

6272 W 91st Ave.

Westminster, Colorado 80031

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to TriSalus Life Sciences, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (as defined below) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”), relating to (a) the Company’s offer to exchange (the “Exchange Offer”) to the holders of certain outstanding shares of the Company’s Series A Convertible Preferred Stock, $0.0001 par value per share (the “Preferred Stock”) to exchange each share of Preferred Stock for that number of shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) equal to the quotient of the sum of (a) the Liquidation Preference (as defined in the Certificate of Designations (as defined below)) and (b) the Accrued Dividends (as defined in the Certificate of Designations) if not otherwise paid by the Company, that would have accrued through August 10, 2027 (the “Exchanged Value”), divided by (ii) $4.00 (subject to adjustment for adjustments to the Conversion Price (as defined in the Certificate of Designations) ; and (b) the solicitation of consents (the “Consent Solicitation”) from the holders of the outstanding shares of Preferred Stock to amend the Certificate of Designations to permit the Company to require that that all shares of Preferred Stock that are outstanding upon the closing of the Offer be converted into that number of shares of Common Stock equal to the quotient of (i) the sum of (a) the Liquidation Preference and (b) the Accrued Dividends if not otherwise paid by the Company, that would have accrued through closing of the Offer, divided by the Conversion Price, in each case upon the terms and subject to the conditions set forth in the Preliminary Prospectus (as defined below) and the Letter of Transmittal (as defined below). The shares of Common Stock issuable upon exchange of the shares of Preferred Stock pursuant to the Exchange Offer and the Preferred Stock Amendment (as defined below) are referred to herein collectively as the “Shares”.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In our capacity as counsel to the Company, we have examined, among other things, originals, or copies identified to our satisfaction as being true copies of the following:

1.	The registration statement on Form S-4 of the Company filed on the date hereof with the SEC under the Securities Act (the “Registration Statement”);

2.	The preliminary prospectus/offer to exchange, dated June 23, 2025, relating to the Exchange Offer and Consent Solicitation (such preliminary prospectus/offer to exchange being hereinafter referred to as the “Preliminary Prospectus”), which forms a part of and is included in the Registration Statement;

3.	the Schedule TO initially filed with the SEC on June 23, 2025 (as so filed and as amended, together with the exhibits thereto;

4.	the letter of transmittal and consent (the “Letter of Transmittal”) relating to the Exchange Offer and Consent Solicitation;

5.	the Certification of Designations, Preferences, and Rights of Series A Convertible Preferred Stock (the “Certificate of Designations”)

6.	a form of the amendment to the Certificate of Designations (the “Preferred Stock Amendment”);

7.	an executed copy of a certificate for the Company of its chief executive officer, dated the date hereof;

8.	a copy of the Company’s Second Amended and Restated Certificate of Incorporation, as in effect as of the date hereof;

9.	a copy of the Company’s Amended and Restated Bylaws, as in effect as of the date hereof;

10.	a copy of certain resolutions of the Board of Directors of the Company, adopted on April 24, 2025;

11.	the Certificate of Good Standing for the Company, as certified by the Secretary of State of Delaware on June 23, 2025; and

12.	such other records, certificates, documents and instruments, certified or otherwise identified to our satisfaction, as we have considered necessary or appropriate for the purposes of this opinion letter.

We have also examined the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of the opinions hereinafter expressed. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the legal competence of all signatories to such documents; and (iv) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued by the Company in accordance with the terms of the Exchange Offer and the Preferred Stock Amendment and in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law and reported decisions of the Delaware courts interpreting such law.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein. Our opinions are expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Plan, the award agreements related to the Shares or the Registration Statement.

Respectfully Submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

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